EXHIBIT 99.1

AMERICAN TECHNOLOGY ANNOUNCES

FISCAL Q3 2007 RESULTS

Company Reports Improved Nine-Month Revenues and Operating Results

SAN DIEGO, CA, August 8, 2007 – American Technology Corporation (ATC) (NASDAQ: ATCO), a leading innovator and producer of directed sound products and solutions, today reported results for its fiscal 2007 third quarter ended June 30, 2007.

Revenues for the third quarter of fiscal 2007 were $2.15 million compared to $3.17 million for the same quarter of the year prior. The Company reported revenues of $8.32 million for the nine months ended June 30, 2007 versus $6.55 million for the same nine-month period the year prior, representing a 27% increase. The increase in revenues during the most recent nine months was due to increased sales of LRAD® products to a growing number of customers through the Company’s increased marketing efforts and successful product deployments. Revenues for the most recent quarter decreased primarily due to lower HSS® sales. Quarterly revenues fluctuate due to the timing of large orders from a limited number of customers.

Gross profit for the quarter ended June 30, 2007 was $998,000 or 46% of revenues, compared to $1.05 million, or 33% of revenues, for the same quarter of the year prior. For the first nine months of fiscal 2007, gross profit was $4.08 million, or 49% of revenues, compared to $2.30 million, or 35% of revenues, for the same period of the year prior. Improved gross profit margins resulted from increased sales of ATC’s proprietary LRAD products as well as decreased production and labor costs and reduced warranty expenses.

The operating loss for the third quarter of fiscal 2007 decreased to $1.05 million compared to $1.56 million for the prior year’s third quarter. The operating loss for the nine months ended June 30, 2007 decreased to $2.80 million from an operating loss of $5.75 million for the same period of the year prior. The significant decrease in loss from operations in fiscal 2007 resulted primarily from an increase in revenues and gross profit from growing LRAD deliveries and reductions in operating expenses.

The net loss for the quarter ended June 30, 2007 was $1.01 million or $(0.03) per share, compared to a net loss of $849,000 or $(0.03) per share for the same period of the year prior. The net loss for the nine months ended June 30, 2007 was $2.56 million or $(0.08) per share, compared to a net loss of $4.25 million or $(0.17) per share for the comparable period of the year prior. The fiscal 2006 third quarter and nine month results included the benefit of unrealized gains of $669,000 and $1.36 million, respectively, from non-cash derivative revaluations with no comparable item this year. The decrease in loss from operations for the first nine months of fiscal 2007 resulted primarily from the increase in revenues and gross profit and a significant decrease in operating expenses. The decrease was achieved even though the fiscal 2007 loss included one-time legal and accounting charges of approximately $521,000 associated with a voluntary review of historical stock option grants.

Operating expenses decreased from $2.61 million for the third quarter ended June 30, 2006 to $2.04 million for the most recent quarter. Operating expenses decreased by $1.18 million from

$8.05 million for the nine months ended June 30, 2006 to $6.87 million reported for the nine months ended June 30, 2007. The significant reduction in operating expenses for the nine months is primarily due to a decrease in selling, general and administrative personnel and related costs and reflects the positive results from management’s cost containment initiatives announced at the end of fiscal 2006. This reduction is net of an increase of $296,000 of non-cash SFAS 123(R) stock-based compensation costs from $562,000 for the nine months ended June 30, 2006 to $858,000 for the nine months ended June 30, 2007.

Order backlog was approximately $790,000 at June 30, 2007 and approximately $7.20 million at June 30, 2006. Order backlog was reduced in the three months ended June 30, 2007 due to an amendment to a contract with customer, In-Store Broadcasting Network (IBN). As previously announced on June 28, 2007, ATC restructured its agreement with IBN to reduce the committed quantity in order to assist them to obtain financing to support the continued installations of their in-store broadcasting network, which includes HSS products. In exchange for this amendment, ATC became an exclusive supplier of audio for future IBN installations over the next two years, subject to customer acceptance of their network design.

“In spite of the incurrence of what we believe to be one-time charges of $521,000 and total SFAS 123(R) non-cash compensation of $912,000, we have significantly improved operating results over the last nine months and remain on pace to surpass annual fiscal 2006 revenues,” said Tom Brown, president and chief executive officer of American Technology Corporation.

“We are working with an increasing number of established companies and organizations in the military and security industries on large LRAD installation opportunities,” added Brown. “We recently added additional domestic and international sales and marketing resources to increase our military, security and commercial directed sound business as we focus on driving annual revenue growth. We look forward to addressing this further and discussing our financial results for the period ended June 30, 2007 on our August 9th conference call.”

About American Technology Corporation

American Technology Corporation provides directed audio solutions that place clear, highly intelligible sound exactly where needed. ATC’s HyperSonic® Sound, NeoPlanar® and Long Range Acoustic Device (LRAD®) product lines make up the core of an expanding portfolio of directed sound products and technologies. For more information about ATC and its directed sound solutions please visit the company’s web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that reflect our current view with respect to future events and performance. These statements are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. More information about potential factors that could affect our business and financial results is included in the Form 10-K for the fiscal year ended September 30, 2006 and the Company’s Form 10-Q for the quarter ended June 30, 2007 under the heading “Item 1A – Risk Factors.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date any such statement is made.

FOR FURTHER INFORMATION CONTACT:

Investor Relations:

Robert Putnam

(858) 676-0519

robert@atcsd.com

American Technology Corporation

Condensed Balance Sheets

(000’s omitted)

	June 30, 2007 (Unaudited)	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$6,997	$9,896
Accounts receivable, net	1,195	2,055
Inventories, net	5,356	4,450
Prepaid expenses and other	241	139

Total current assets	13,789	16,540
Equipment, net	458	694
Patents, net	1,329	1,416
Deposits	58	58

Total assets	$15,634	$18,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$831	$1,904
Accrued liabilities	764	1,978

Total current liabilities	1,595	3,882
Long-term liabilities:
Extended warranty	—	2
Derivative warrant instrument	—	1,221

Total liabilities	1,595	5,105

Total stockholders’ equity	14,039	13,603

Total liabilities and stockholders’ equity	$15,634	$18,708

American Technology Corporation

Condensed Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	For the three months ended June 30,		For the nine months ended June 30,
	2007	2006	2007	2006

Total revenues	$2,153	$3,165	$8,318	$6,553
Cost of revenues	1,155	2,119	4,243	4,255

Gross profit	998	1,046	4,075	2,298

Operating expenses:
Selling, general and administrative	1,551	2,151	5,280	6,521
Research and development	493	460	1,591	1,528

Total operating expenses	2,044	2,611	6,871	8,049

Loss from operations	(1,046)	(1,565)	(2,796)	(5,751)

Other income (expense):
Interest income	90	44	296	189
Interest and finance expense	—	(1)	(33)	(1)
Gain (loss) on asset disposition	(55)	4	(25)	(49)
Unrealized gain (loss) on derivative revaluation	—	669	—	1,362

Total other income (expense)	35	716	238	1,501

Net loss	$(1,011)	$(849)	$(2,558)	$(4,250)

Net loss per share of common stock—basic and diluted	$(0.03)	$(0.03)	$(0.08)	$(0.17)

Average weighted number of common shares outstanding	30,535,207	24,485,215	30,255,564	24,390,518